File No. 33-
As filed with the Securities and Exchange Commission on March 29, 1994
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           CITIZENS UTILITIES COMPANY
               (Exact name of registrant as specified in charter)

DELAWARE                                   06-0619596
(State or other jurisdiction of            (IRS employer identification number)
incorporation or organization)

           High Ridge Park, Bldg. No. 3, Stamford, Connecticut 06905
                                 (203) 329-8800
    (Address including zip code and telephone number including area code, of registrant's principal executive offices)

                               Robert J. DeSantis
                          Vice President and Treasurer
                           Citizens Utilities Company
                          High Ridge Park, Bldg. No. 3
                                 P.O. Box 3801
                          Stamford, Connecticut 06905
                            Tel. No. (203) 329-8800
 (Name, address, including zip code, and telephone number,including area code, of agent for service)

                                   Copies to:

                               Jonathan Churchill
                   Boulanger, Hicks, Stein & Churchill, P.C.
                              135 East 57th Street
                            New York, New York 10022
                            Tel. No. (212) 838-5600

                                  COMMON STOCK
                           DIRECT STOCK PURCHASE PLAN
                  --------------------------------------------

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

                  --------------------------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

================================================================================
                                        Proposed    Proposed
Title of                                maximum     maximum          Amount
each class of              Amount       offering    aggregate        of reg-
securities to              to be        price per   offering         istration
be registered              registered   unit        price            fee
- --------------------------------------------------------------------------------
Common Stock Series A
and Series B               5,000,000    $15.1875    $75,937,500*     $26,185.34
================================================================================

* Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee and based on the average of the high and low prices on the consolidated trading system as of March 25, 1994.

- ---------------------
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           CITIZENS UTILITIES COMPANY


                             COMMON STOCK SERIES A
                             COMMON STOCK SERIES B

                           DIRECT STOCK PURCHASE PLAN

      The Direct Stock Purchase Plan of Citizens Utilities Company ("Company" or "Citizens") will provide an economical way for eligible shareholders to manage and build their investment in the Company.

      o It allows shareholders who have an account in the Plan to add to their investment, as often as once a month, by making optional cash payments of at least $100 a month and up to a maximum of $15,000 per quarter for each shareholder account. The costs of acquiring shares under the Plan are expected to be less than costs normally incurred in purchasing shares directly through a broker.

      o Participants in the Plan will have the same rights and entitlements as they would if they purchased shares in any other manner.

      o No stock certificates will be issued as shares are purchased under the Plan or as stock dividends are declared and paid to Plan Participants. Quarterly stock dividends for each account will be recorded in book-entry form on the Company's stock books in the same manner as quarterly stock dividends are maintained for other shareholdings of record. The Plan will provide for safeguarding and accounting for shares in a Plan Participant's account.
Shareholders who wish to have certificates - to hold, pledge or sell - may request them by sending a written request to the Agent.

      Illinois Stock Transfer Company ("Agent") is the administrator of the Plan and will act as Agent for Participants. In purchasing shares for Participants, the Agent may arrange for their purchase on the open market or in privately negotiated transactions, or may purchase from time to time up to 5,000,000 shares of common stock directly from the Company.

      The Company's common stock Series A and Series B are currently, and additional shares offered hereby will be, traded on the New York Stock Exchange. Please read this Prospectus carefully and retain it for future reference.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is March 31, 1994

                             AVAILABLE INFORMATION

      Citizens Utilities Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith has filed reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain securities of the Company are listed on the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and reports, proxy material and other information concerning the Company may be inspected at the office of that Exchange.


                INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

      The following documents, filed by the Company with the SEC pursuant to the 1934 Act, are incorporated herein by reference:

  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended on March 23 and March 25, 1994, by Forms 10-K/A and the schedules to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, included in Form 8 filed on April 27, 1993.

  2. The Company's Current Reports on Form 8-K filed on December 15 and December 20, 1993, and the Current Report on form 8-K/A amending the Form 8-K filed on December 23, 1993, amending the Form 8-K filed on December 15, 1993, and;

  3. The Company's Prospectus included in its Registration Statement on Form S-3, No. 33-51529.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the Securities shall be deemed to be incorpor-ated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

      The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits. Requests for such copies should be directed to Office of the Secretary, Citizens Utilities Company, High Ridge Park, P.O. Box 3801, Stamford, Connecticut 06905 (telephone (203) 329-8800).

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



                               ABOUT THE COMPANY

      Citizens Utilities Company is a diversified operating public utility providing telecommunications, natural gas, electric, water and wastewater services to customers in sixteen states: Arizona, California, Colorado, Hawaii, Idaho, Illinois, Indiana, Louisiana, Ohio, Oregon, Pennsylvania, Tennessee, Utah, Vermont, Washington and West Virginia. Beginning with 1946, Citizens has increased its revenues, net income and earnings per share (adjusted for intervening stock dividends and stock splits) every year without interruption.

      The Company, with administrative offices at High Ridge Park, Stamford, Connecticut 06905 (telephone (203) 329-8800), was incorporated in Delaware in 1935 to acquire the assets and business of a predecessor corporation. Since then, the Company has grown as a result of investment in owned utility operations and numerous acquisitions of additional utility operations. It continues to consider and carry out business expansion through significant acquisitions and joint ventures in traditional public utility and related fields and the rapidly evolving telecommunications and cable television industries.

      As a result of its diversification, the Company is not dependent upon any single geographic area for its revenues, nor is the Company dependent upon any one type of utility service. Because of this diversity, no single regulatory body regulates a utility service of the Company accounting for more than 18% of its 1992 revenues. The Company is not aware of any other utility company as fully diversified in both geographic areas served and variety of services provided. Citizens' operations are conducted principally in smaller communities and non-urban areas. No material part of the Company's business is dependent upon a single customer or a small group of customers. The loss of any single customer or a small group of customers would not have a materially adverse effect upon the Company. The Company's consumer connections have increased from 26,150 in 1945 to 225,389 in 1965, to 610,585 in 1985, to more than one million as of December 31, 1993.

      In May 1993, Citizens and GTE Corporation announced ten definitive agreements whereby Citizens is to acquire approximately 500,000 GTE local telephone exchange access lines in nine states for a total price of $1.1 billion. The acquisition of 189,000 GTE local access lines in four states was consummated in December 1993. The remaining acquisitions are expected to take place during 1994.

                                    THE PLAN

      The following questions and answers describe the provisions of the Direct Stock Purchase Plan of Citizens Utilities Company in detail.

ELIGIBILITY

1.   Who is eligible?

     o Any registered holder of common stock Series A or Series B may enroll in the Plan. Joint participation by joint owners who are otherwise eligible is permitted. Participation as a custodian for another individual is also permitted if the custodian is otherwise eligible.

     o Citizens' shareholders who have their shares registered in "street name" may also participate if their broker, bank or other custodian has procedures in place that will allow them to do so.

         Please note that, after January 1, 1995, only those shareholders who have 90 or more shares of stock of a single series will be allowed to participate in the Plan. Accordingly, only those shareholders who currently have, or intend to build their stake in Citizens to 90 shares or more should enroll in the Plan.

ENROLLMENT AND OPTIONAL PURCHASE PROCEDURES

2. How does a shareholder enroll in the Plan?

     o Shareholders must sign and return an Enrollment Form and return it to the Agent. This will allow but will not obligate them to take advantage of the optional cash purchase features of the Plan.

3. How does a Participant make purchases of common stock?

     o Once enrolled in the Plan, Participants may add to their accounts in any month they wish and in any amount between $100 and $15,000, up to a maximum investment of $15,000 per account in any calendar quarter. Separate accounts will be maintained for Series A shares and Series B shares. A separate check is required for each account in which a Participant is making a purchase. No interest will be paid on funds held by the Agent.

     o There is a modest processing charge of $6.00 for each such optional cash investment plus, if shares are purchased in the open market, each Participant's pro-rata share of brokerage commissions, which are currently expected to be in the range of $.03 and $.06 per share for each share purchased. If shares are acquired directly from the Company, there will be no commission charge. Lower transaction costs of acquiring shares through the Plan are expected to be a major benefit of the Plan. Typically, they will be lower than the costs that may be expected in a purchase of a small number of shares made directly through a broker.

ADMINISTRATION OF THE PLAN

4. Who administers the Plan?

     o Illinois Stock Transfer Company (the "Agent") will act as purchasing agent for the Participants and administrator for the Plan.

     o Each Participant who has sent the Agent funds for the purchase of shares will receive a prompt acknowledgement reflecting the receipt of funds and also a statement showing the number of shares purchased and average cost per share for the Participant's account for that month. All Participants will receive a statement of their account shortly after the close of each quarter.

     o If the Participant's funds have been received after the seventh day of the month, or if the seventh day is not a business day, the next business day, the funds will be held over until the next month unless the Participant instructs the Agent to return the funds. No interest will be paid on any such funds held by the Agent.

     o   All  Enrollment  Forms,  cash  payments  and  other   instructions  and
         communications concerning the Plan should be directed to the Agent at the following address:

                        CITIZENS UTILITIES COMPANY
                        DIRECT STOCK PURCHASE PLAN
                        c/o Illinois Stock Transfer Company
                        Suite 1210
                        223 West Jackson Boulevard
                        Chicago, Illinois 60606-9965

      Please be sure to mention the Citizens Utilities Company Direct Stock Purchase Plan in all correspondence.

PURCHASES AND PRICES OF SHARES

5. When will shares be purchased under the Plan?

     o Purchases made directly from the Company will take place on the 10th business day of each month, or, if the New York Stock Exchange is closed on that day, on the next succeeding business day (the

         "Investment Date"). Purchases made on the open market will be made through a broker or brokers and will begin on or after the Investment Date and will ordinarily be completed no later than 20 days thereafter.

     o Neither the Company nor any Participant will exercise any direct or indirect control or influence over the times when, or the prices at which, the Agent may purchase common stock for the Plan, the amounts of common stock to be purchased, the manner in which common stock is to be purchased, or the selection of a broker or dealer through whom such purchases for the Plan may be executed. However, the Company may cause the suspension of any purchases in the open market when it appears to the Company that such suspension may be required by federal securities laws. In such case, the Company may offer to sell shares of common stock directly to the Plan without advance notice. Ordinarily, Participants will become the owners of shares purchased under the Plan five days after the completion of purchases for each month, as shown on the statement of account.

6. What are the sources of common stock acquired through the Plan?

     o Shares may be purchased in the open market, from the Company or through a combination thereof.

     o The maximum number of shares of common stock which may be sold by the Company for purposes of optional purchases under the Plan is currently 5,000,000, subject to adjustment for stock dividends and changes in the common stock and increases by the Board of Directors without the requirement of shareholder or Participant approval.

     o Stock dividend shares received for the account of each Participant will be automatically credited to Plan accounts, with fractional-share entitlements carried to three decimal places.

7. How will the price of shares purchased under the Plan be determined?

     o   Shares will be purchased at Average Market Price.

     o In the case of purchases of common stock from the Company, the Average Market Price will be determined by averaging the high and low sales prices of common stock of the same series as reported under the New York Stock Exchange Composite Transactions on the relevant Investment Date. If no trading in Company common stock of that series occurs on the New York Stock Exchange on the relevant Investment Date, the

         Average Market Price per share will be determined by averaging the high and low sales prices per share on the trading day immediately preceding the Investment Date and the trading day immediately following the Investment Date.

     o In the case of open market purchases or a combination of open market purchases and purchases from the Company, the Average Purchase Price will be the weighted average price of all shares acquired by the Agent and processed for that month's purchases.

     o To the extent that it appears necessary or appropriate under the federal securities laws, or in the anticipation of a record or payment date of a dividend or other distribution to shareholders, the Agent may suspend or terminate purchases of shares of common stock at any time prior to the utilization of all funds designated for purchase of shares during any month. In such case, the shares purchased shall be allocated pro-rata to each investing account in proportion to the amount of funds supplied for such account for purchases during that month. Any funds that remain unutilized for purchase for a period of more than 45 days from the date of receipt by the Agent shall be returned to Participant. No interest shall be paid on any returned funds.

TRANSFER OF SHARES

8. Can a Participant revoke an Optional Cash Purchase?

     o Participants may revoke their instructions to invest cash payments and direct the return of uninvested funds to them, provided that such revocations are in writing and reach the Agent at least 48 hours before the regularly scheduled investment date which is ordinarily the tenth business day of the month.

9. How can Participants obtain certificates for shares credited to their accounts?

     o Participants may at any time request the Agent to deliver a stock certificate for some or all of the full shares in their accounts. All such requests must be in writing.

10. May a Participant assign or transfer all or a part of his or her shares held under the Plan to another person?


     o Yes, a Participant may instruct the Agent to change the ownership of his or her shares to reflect a gift, private sale or other transfer. Participants shall authorize the transfer by mailing a properly completed and executed Gift/Transfer Form together with an executed stock assignment, with signature guaranteed, to the Agent. Transfers of a Participant's shares must be made in the amount of at least one share. Gifts and other transfers of Plan shares will be subject to the same legal requirements as the transfer of stock certificates. Gift/Transfer Forms and stock assignment forms will be made available upon request to the Agent.

11. If Plan shares are transferred to another person, will the Company issue a stock certificate to the transferee?

     o No, unless specifically requested in writing by the Participant. Without special instructions, shares transferred will be credited under the Plan and an account will be opened in the name of the transferee, if he or she is not already a Participant.

12. How will a transferee be advised of his stock ownership?

     o The transferee will receive a statement showing the number of shares transferred to and held in the transferee's Plan account. These shares will be owned by the transferee and will be subject to his or her instructions.

13. Can fractional shares be issued or transferred?

     o No fractional shares or fractional-share certificates will be issued. Fractional-share interests may only be transferred in connection with a gift or other private transfer as outlined in Answer 10. As is the case for a shareholder of record, if all the full shares of either series of common stock held by a Participant are disposed of -- whether by way of sale, gift or other transfer -- the Agent will sell any remaining fractional interest and remit the net proceeds to the Participant in accordance with the Company's standard practice.

OTHER

14. What happens when the Company issues a stock dividend or declares a stock split?

     o   Any stock  dividend or split shares of common stock  distributed by the
         Company  on  shares  of  common   stock  of  a   Participant   will  be
         automatically added to the Participant's account.

15. How will Participants' shares be voted at shareholder meetings?

     o Each Plan Participant will receive annual and periodic reports, proxy statements and cards from the Company or the Agent. Plan Shares will be voted as the holder directs in such proxy or, if the shareholder returns the proxy without instructions, in accordance with the provisions of the proxy.


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




16. May the Plan be modified or discontinued?

     o The Company reserves the right to suspend, modify or terminate the Plan at any time. The Company may also increase the number of shares which may be purchased directly from the Company, without any requirement of shareholder or Participant approval. Participants in the Plan will be notified of any suspension, termination or significant modification of the Plan. The Agent may terminate any account by written notice to the Participant and to the Company.

17. Who interprets and regulates the Plan?

     o The Company reserves the right to interpret and regulate the Plan, as deemed desirable or necessary, in connection with its operation.

18. What are the responsibilities of the Company and the Agent under the Plan?

     o Neither the Company nor the Agent or any broker will be liable for any good faith act or for any good faith omission to act, including without limitation, for any claim or liability arising out of failure to terminate a Participant's account upon such Participant's death, for the prices at which shares are purchased for a Participant's account, for the times when purchases are made, or for fluctuations in the market value of common stock.

19. Does participation in the Plan involve any risk?

     o The risk to Participants is the same as with any other investment in common stock of the Company. A Plan Participant may lose the advantage available to a direct investor from being able to instruct the specific timing and manner of purchases or sales. Participants must recognize that neither the Company nor the Agent can in any way assure a profit or protect against a loss to a Participant on shares purchased under the Plan.

         The foregoing statements, which are qualified in their entirety by reference to the Plan, are summaries of provisions of the Plan.

         The Company takes no position on whether an Eligible Shareholder should participate in the Plan or make optional purchases.
                                                                               9

                       SOME IMPORTANT NOTES AS TO TIMING

      Shareholders may enroll in the Plan at any time.

      Please note carefully that cash payments for purchases must be received in hand by the Agent on the seventh day of the month in order for the investment to be processed during that month. Participants are strongly urged to transmit funds so that they will be received by the Agent on or before the seventh day of each month. Payments received after the seventh day will be held and invested during the succeeding month unless the Participant specifically requests that the funds be returned. No interest will be paid on funds held by the Agent.

      Shareholders may revoke their instructions to invest cash payments, provided that such instructions be in writing and reach the Agent at least 48 hours before the regularly scheduled investment date (ordinarily the tenth business day of the month).


                                USE OF PROCEEDS

      The Company does not know the number of shares that will ultimately be purchased from the Company under the Plan nor the prices at which such shares will be sold by the Company to Participants. The proceeds of such sale are intended to be used to fund acquisitions made through November 1995 and for other general corporate purposes.


                          DESCRIPTION OF COMMON STOCK

General

      Citizens' common equity capital consists of two series: common stock Series A and common stock Series B ("Series A" and "Series B"). The Company has authorized 200,000,000 shares of Series A and 300,000,000 shares of Series B. The Company as of December 31, 1993, had outstanding 129,785,000 shares of Series A and # 52,477,000 shares of Series B. The holders of Series A and Series B are entitled to one vote for each share on all matters voted on by stockholders. Pursuant to Citizens' Restated Certificate of Incorporation, the holders of Series A and the holders of Series B vote together as a single class on all matters to be voted on by stockholders, unless otherwise expressly required by applicable law. Series A is convertible, on a share-for-share basis, into Series B. Series B is not convertible into Series A. The Board of Directors of Citizens may, in its sole discretion and at any time, require all of the holders of Series A to exchange all of their shares of Series A for shares of Series B on a share-for-share basis. The holders of Series A and Series B participate ratably in liquidation.


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





Dividends

      The holders of common stock are entitled to receive dividends when and as declared by the Board of Directors of Citizens out of funds legally available therefore. Dividends have been paid to holders of common stock every year without interruption beginning in 1939, with increases in cash dividends or cash value equivalents every year without interruption beginning in 1946. Beginning in 1956, when the two-series common stock capitalization of Citizens was initiated, through 1989, only stock dividends were paid on Series A and only cash dividends were paid on Series B. Commencing in 1990, Citizens declared and paid quarterly stock dividends on shares of both Series A and Series B. If paid and received pro-rata and otherwise in the same manner as they have been since 1990, these quarterly stock dividends will continue to be free of current federal income taxation upon receipt.

      To the extent that stock dividends are declared on Series B, the same stock dividend must be declared on Series A. To the extent that cash dividends are paid out of funds that are legally available on Series B, stock dividends with an equivalent fair value must be paid during the same calendar year on Series A, unless cash dividends are declared on Series A at the same time and in an equal amount as on Series B.

      The Company is authorized to issue up to 50,000,000 shares of Preferred Stock, par value $.01 per share. Under the Company's Restated Certificate of Incorporation, the Board of Directors is empowered to determine, by resolution, the powers, preferences and rights of any Preferred Stock which may be issued in the future, which may impact the powers and rights of holders of outstanding common stock, without any further action by the stockholders of the Company. The holders of common stock have no preemptive rights.

Stock Dividend Sale Plan

      The Company has a Stock Dividend Sale Plan (the "Plan") offered by a separate prospectus that permits holders of shares of common stock Series B to have their stock dividends sold quarterly through that Plan with the cash proceeds of the sale distributed to them. The Company absorbs all expenses of the Plan, except for specified brokerage charges incurred in connection with selling the Series B dividend shares. The Company reserves the right to discontinue the Plan at any time.

Transfer Agent

      The Transfer Agent for the Company's common stock is Illinois Stock Transfer Company.

                            COMMON STOCK PRICE RANGE

      Prior to February 24, 1992, the Company's common stock was traded on the over-the-counter market as a National Market Issue under NASDAQ symbols CITUA for Series A and CITUB for Series B shares. On February 24, 1992, Citizens commenced trading on the New York Stock Exchange under the symbols CZNA and CZNB for Series A and B, respectively.

      The table below indicates the high and low prices per share for the periods shown. From January 2, 1991, through February 21, 1992, the last day the stock was traded on the over-the-counter market, the prices were taken from the NASDAQ/NMS Monthly Statistical Report. The high and low prices per share from February 24, 1992, through December 31, 1993, were taken from the daily quotations published in The Wall Street Journal during the periods indicated. Prices are adjusted retroactively for intervening stock dividends, the July 24, 1992, 3-for-2 stock split and the August 31, 1993, 2-for-1 stock split, rounded to the nearest 1/8th. No adjustment has been made for the 1% 1993 fourth-quarter stock dividend, as this adjustment is immaterial.




                              1st Quarter          2nd Quarter            3rd Quarter           4th Quarter
                              -----------          -----------            -----------           -----------
                             High      Low        High       Low         High      Low         High      Low
     1993:
     Series A               $173/4    131/2       185/8     161/8        181/4    133/8        193/8    161/4
     Series B               $173/4    135/8       185/8     157/8        181/4    133/8        195/8    161/4

     1992:
     Series A               $121/2    105/8       121/4     111/8        133/4    107/8        143/4    121/8
     Series B               $121/4    101/2       121/4     103/4        133/4    103/4        143/4    121/8

     1991:
     Series A                $81/2    65/8        81/4      71/2         93/4     71/2         113/8    91/8
     Series B                $81/2    61/2        81/4      73/8         95/8     71/4         113/8    87/8


     The reported last sale prices on the New York Stock Exchange on March 24, 1994 were $15 1/4per share for Series A and $15 1/4per share for Series B.

                                 LEGAL OPINION

         The validity of the Securities will be passed upon by Boulanger, Hicks, Stein & Churchill, P.C., 135 East 57th Street, New York, New York. Legal matters relating to required authorization, if any, of the common stock by the public utilities commissions in the various states will be passed upon by local counsel for the Company in such states, upon whom Boulanger, Hicks, Stein & Churchill may rely, as to certain matters governed by the laws of such states.


                                    EXPERTS

      The consolidated financial statements of the Company as of December 31, 1993, 1992 and 1991, and for each of the years then ended, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K as amended, have been so incorporated by reference in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The financial statements of the West Virginia and Tennessee Operation of GTE South Incorporated, and of the Arizona and Idaho Operations of Contel of the West, Inc., incorporated by reference in the Prospectus, have been examined by KPMG Peat Marwick to the extent and for the periods indicated in their reports and have been so incorporated by reference in reliance upon the reports of KPMG Peat Marwick, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The financial statements of Contel of New York, Inc. and Contel of West Virginia, Inc., incorporated by reference in this Prospectus, have been examined by Arthur Andersen & Co. to the extent and for the periods indicated in their reports, and have been so incorporated by reference in reliance upon the reports of Arthur Andersen & Co., also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

- --------------------------------------------------------------------------------
      No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or any Prospectus Supplement in connection with an offer made by this Prospectus or any Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person, underwriter, dealer or agent. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein is current as of any time subsequent to the date hereof. This Prospectus and any Prospectus Supplement do not constitute an offer or solicitation by anyone in any State in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                                     INDEX

                Available Information...........................2
                Incorporation by Reference of
                  Certain Documents.............................2
                About the Company...............................3
                The Plan........................................4
                Some Important Notes as to Timing..............10
                Use of Proceeds................................10
                Description of Common Stock....................10
                Common Stock Price Range.......................12
                Legal Opinion..................................13
                Experts........................................13


- --------------------------------------------------------------------------------

                               CITIZENS UTILITIES
                                    COMPANY


                              -------------------

                                   PROSPECTUS

                              -------------------

                                  DIRECT STOCK
                                 PURCHASE PLAN

                              -------------------

                             COMMON STOCK SERIES A
                             COMMON STOCK SERIES B


- --------------------------------------------------------------------------------

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     Description                                                          Amount
     -----------                                                          ------
Securities and Exchange Commission filing fee ..................         $27,909
Printing(1) ....................................................          20,000
Legal Services(1) ..............................................           5,000
Accounting services(1) .........................................           3,000
New York Stock Exchange listing fee ............................          17,500
Miscellaneous(1) ...............................................           8,591
                                                                         -------
     Total(1) ..................................................         $82,000
                                                                         =======

- ---------------------
(1)  Estimated.


Item 15.  Indemnification of Directors and Officers.

     The Company, being incorporated under the Delaware General Corporation Law, is empowered by Section 145 of such law to indemnify officers and directors against certain expenses, liabilities and payments, including liabilities arising under the Securities Act of 1933, as amended (the "Act"), as therein provided. In addition, By-Laws 24 and 24A of the Company and a resolution adopted by the Board of Directors in connection with the issuance of the Debentures provide for indemnification of specified persons, including officers and directors of the Company, for liabilities arising under said Act, as provided in said By-Laws and resolution.

     The Company also maintains insurance providing coverage for the Company and its subsidiaries against obligations incurred as a result of indemnification of officers and directors. The coverage also insures the officers and directors for a liability against which they may not be indemnified by the Company or its subsidiaries but excludes specified dishonest acts.

Item 16.  Exhibits.

     An Exhibit Index, containing a list of all exhibits to this registration statement, commences on page II-6.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Act");

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) to include any material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 (other than policies of insurance), or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Stamford and State of Connecticut on the 29 day of March, 1994.

                           CITIZENS UTILITIES COMPANY


                           By -----------------------
                               Robert J. DeSantis
                               Vice President and Treasurer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                       Title                          Date

   LEONARD TOW                     Chairman of the Board,         March 29, 1994
- --------------------------          Chief Executive
(Leonard Tow)                        Officer, Chief
                                      Financial Officer
                                       and Director

   ROBERT J. DESANTIS              Vice President and             March 29, 1994
- --------------------------          Treasurer
(Robert J. DeSantis)

   NORMAN I. BOTWINIK*             Director                       March 29, 1994
- --------------------------
(Norman I. Botwinik)

   STANLEY HARFENIST*              Director                       March 29, 1994
- --------------------------
(Stanley Harfenist)

   ANDREW N. HEINE*                Director                       March 29, 1994
- --------------------------
(Andrew N. Heine)

   AARON I. FLEISCHMAN*            Director                       March 29, 1994
- --------------------------
(Aaron I. Fleischman)

   ELWOOD A. RICKLESS*             Director                       March 29, 1994
- --------------------------
(Elwood A. Rickless)

   JOHN L. SCHROEDER*              Director                       March 29, 1994
- --------------------------
(John L. Schroeder)

   ROBERT D. SIFF*                 Director                       March 29, 1994
- --------------------------
(Robert D. Siff)

   ROBERT A. STANGER*              Director                       March 29, 1994
- --------------------------
(Robert A. Stanger)

   EDWIN TORNBERG*                 Director                       March 29, 1994
- --------------------------
(Edwin Tornberg)

   CLAIRE L. TOW*                  Director                       March 29, 1994
- --------------------------
(Claire Tow)

*By  Robert J. DeSantis
- --------------------------
 Attorney-in-fact

                                 Exhibit Index




 Exhibit
   No.                Description
- --------            ---------------
   3.1 Restated Certificate of Incorporation of Citizens Utilities Company, with all amendments to March 15, 1994.

   3.2    Bylaws of the  Company,  as amended  to-date,  of  Citizens  Utilities
          Company.

   4.0    Direct Stock Purchase Plan of Citizens Utilities Company.

   5      Opinion of Boulanger, Hicks, Stein & Churchill, P.C.

   23.1   Consent of KPMG Peat Marwick.

   23.2   Consent of Arthur Anderson & Co.

   23.3 Consent of Boulanger, Hicks, Stein & Churchill (contained in Exhibit No. 5)

   25     Powers of Attorney


*Exhibits Nos. 3.1 and 3.2 are incorporated by reference to such documents, bearing the designation Exhibits Nos. 4.100.1 and 4.100.2, filed with the Company's Registration Statement on Form S-3 No. 33-51529 filed December 16, 1993.